EXHIBIT 14


                         URSTADT BIDDLE PROPERTIES INC.

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS



1. Introduction.

This Code of Ethics for Senior Financial Officers (the "Code") has been adopted by the Board of Directors of Urstadt Biddle Properties Inc. (the "Company") to deter wrongdoing and to promote honest and ethical conduct, proper disclosure of financial information in the Company's periodic reports and compliance with applicable laws, rules and regulations by the Company's senior officers who have financial responsibilities.



2. Applicability.

As used in this Code, the term Senior Financial Officer means the Company's principal executive officer, principal financial officer and Controller.



3. Principles and Practices.

In performing his or her duties, each of the Senior Financial Officers must:

         (a) maintain high standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest and compliance with any specific policies or procedures of the Company relating to conflicts of interest;

         (b) provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

         (c) comply, and encourage others reporting to him or her to comply, in all material respects with all applicable laws, rules and regulations of federal, state and local governments and other appropriate public and private regulatory agencies;

         (d) comply with this Code and all other codes of business conduct and/or ethics adopted by the Company from time to time that are applicable to the Company's officers; and

         (e) report promptly violations of this Code to the Audit Committee of the Board of Directors of the Company.

4. Waivers from or Changes to the Code.

The Board of Directors will have the sole and absolute discretionary authority to approve any waivers from or changes to this Code. Any waiver from this Code, including an implicit waiver, for a Senior Financial Officer will be promptly disclosed as required by the SEC. Such disclosure shall include the nature of the waiver, the name of the Senior Financial Officer to whom the Company granted the waiver and the date of the waiver. Any change to this Code also will be promptly disclosed as required by law or regulation of the SEC.

5.       Administration.

The Board of Directors will help ensure that this Code is properly administered. The Audit Committee will be responsible for the annual review of the compliance procedures in place to implement this Code and will recommend clarifications or necessary changes to this Code to the Board for approval.

Each Senior Financial Officer is responsible for reviewing this Code and ensuring that he or she has signed the attached certification. Each Senior Financial Officer also is responsible for the diligent review of the Company's practices and procedures in place to help ensure compliance with this Code.

Any Senior Financial Officer who ignores or violates this Code will be subject to corrective action, which may include dismissal.



CERTIFICATION

I hereby acknowledge that I have read the Code of Ethics for Senior Financial Officers of Urstadt Biddle Properties Inc., have become familiar with its contents and will comply with its terms. Any violations of which I am aware are noted below.


/S/ Charles J. Urstadt                          October 10, 2003
------------------------------
Charles J. Urstadt
Principal Executive Officer

/S/ James R. Moore                              October 1, 2003
------------------------------
Principal Finacial Officer

/S/ Joseph V. LoParrino                         October 2, 2003
-----------------------------
Controller


Please describe any violations, exceptions or comments below: